AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas  77046

Notice of Annual Meeting of Shareholders
To be Held June 3, 2008

To Our Shareholders:

You are invited to attend the annual meeting of shareholders of AmREIT, to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas, on Wednesday, June 3, 2008, at 10:00 a.m., Central Daylight Time.  The purpose of the meeting is to vote on the following proposals:

Proposal 1:	To elect five trust managers to serve until their successors are elected and qualified.

Proposal 2:	To transact any other business that may properly be brought before the annual meeting or any adjournments thereof.

The board of trust managers has fixed the close of business on April 8, 2008 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.  A form of proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2007 are enclosed with this notice of annual meeting and proxy statement.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting.  Instead, it benefits us by reducing the expenses of additional proxy solicitation.  Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting.  You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, Chad C. Braun, at the above address, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by our Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Central Daylight Time, on June 2, 2008.

When you submit your proxy, you authorize H. Kerr Taylor and Chad C. Braun or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees and to vote on any adjournments or postponements of the Annual Meeting.  The Company’s Annual Report for the year ended December 31, 2007 is also enclosed, although it does not constitute part of this proxy statement.

BY ORDER OF THE BOARD OF TRUST MANAGERS

                                /s/ H. Kerr Taylor
H. Kerr Taylor
Chairman of the Board, Chief Executive Officer,
and President

April 15, 2008
Houston, Texas

PROXY STATEMENT
_______________

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, June 3, 2008

AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas  77046

The board of trust managers of AmREIT is soliciting proxies to be used at the 2008 Annual Meeting of shareholders to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas, on Tuesday, June 3, 2008, at 10:00 a.m., Central Daylight Time.  This proxy statement, accompanying proxy and annual report to shareholders for the fiscal year ended December 31, 2007 are first being mailed to shareholders on or about April 21, 2008.  Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.

Who Can Vote

Only shareholders of record as of the close of business on April 8, 2008, are entitled to notice of and to vote at the annual meeting.  As of April 8, 2008, we had approximately 5,814,810 class A common shares, 4,154,691 class C common shares and 11,039,914 class D common shares outstanding (collectively, the “shares”).  Each holder of record of the shares on the record date is entitled to one vote on each matter properly brought before the annual meeting for each share held.   All classes of common shares vote as a single class on all matters properly brought before the annual meeting.

How You Can Vote

Shareholders cannot vote at the annual meeting unless the shareholder is present in person or represented by proxy.  You may vote using any of the following methods:

•
BY MAIL:  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.  The named proxies will vote your shares according to your directions.  If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares in favor of proposal one.

•
BY PHONE:  Call 1-800-560-1965 and use any touch-tone telephone to transmit your voting instruction up until 12:00 p.m. Central Daylight Time on June 2, 2008.  Have your proxy card in hand when you call and then follow the instructions as prompted.

•
BY INTERNET:  Go to www.eproxy.com/amy/ and use the Internet to transmit your voting instructions and for electronic delivery of information until 12:00 P.M. Central Daylight Time on June 2, 2008.  Have your proxy card in hand when you access the Web site and then follow the instructions.

•
BY ATTENDING THE ANNUAL MEETING IN PERSON:  The Annual Meeting will be held at 10:00 a.m., Central Daylight Time, at 8 Greenway Plaza, Suite 1000 Houston, Texas 77046.  You may revoke your proxy at any time before it is exercised by:

§ Giving written notice of revocation to our Executive Vice President and Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046;
§ Timely delivering a properly executed, later-dated proxy; or
§ Voting in person at the annual meeting.

Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting.  If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted in favor of proposal one.  The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  We do not anticipate that any other matters will be raised at the annual meeting.

Required Vote

The presence, in person or represented by proxy, of the holders of a majority of the shares (10,504,709 shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.  However, if a quorum is not present at the annual meeting, a majority of the shareholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy is required to elect trust managers.

Votes cast by proxy or in person will be counted by two persons appointed by us to act as inspectors for the annual meeting.  The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum; however, abstentions will not be deemed outstanding and, therefore, will not be counted in the tabulation of votes cast on proposals presented to shareholders.

The Texas Real Estate Investment Trust Act and our bylaws do not specifically address the treatment of abstentions and broker non-votes.  The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for the purpose of determining the presence of a quorum.  However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us.  Proxies may be solicited on our behalf by our trust managers, officers or employees in person, by telephone, facsimile or by other electronic means.  None of such persons shall receive compensation for such services.

In accordance with SEC regulations, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials and soliciting proxies from the beneficial owners of shares.

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PROPOSAL ONE

ELECTION OF TRUST MANAGERS

Pursuant to the Texas Real Estate Investment Trust Act, our amended and restated declaration of trust and our amended and restated bylaws, our business, property and affairs are managed under the direction of the board of trust managers.  At the annual meeting, five trust managers will be elected by the shareholders, each trust manager to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement.  Regardless of the number of votes each nominee receives, pursuant to the Texas Real Estate Investment Trust Act, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy form. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below.  Our board of trust managers has proposed the following nominees for election as trust managers at the annual meeting.

Nominees

H. Kerr Taylor.  For a description of the business experience of Mr. Taylor, see “Management.” Age 57.

Robert S.  Cartwright, Jr. - Mr. Cartwright has been a trust manager or director of our company or our predecessor corporation since 1993.  Mr. Cartwright is a Professor of Computer Science at Rice University.  Mr. Cartwright earned a bachelor’s degree magna cum laude in Applied Mathematics from Harvard College (Phi Beta Kappa) in 1971 and a doctoral degree in Computer Science from Stanford University in 1977.  Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair.  Mr. Cartwright has compiled an extensive record of professional service.  He is a Fellow of the Association for Computing Machinery (ACM), a member of the Sun Microsystems Developer Advisory Council, and the Computer Science Advisory Committee for Prairie View A&M University.  He served on the ACM Education Board from 1997 to 2006 and the Board of Directors of the Computing Research Association from 1994 to 2000.  Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences.  From 1991-1996, he was a member of the ACM Turing Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.  Age 58.

G. Steven Dawson - Mr. Dawson has been a trust manager or director of AmREIT or our predecessor corporation since 2000.  He also has been designated by our board as the “audit committee financial expert,” as such term is defined in the Rules of the Securities and Exchange Commission.  He has primarily been a private investor since 2003 and from 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust and its predecessors.  Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the Unites States.  Mr. Dawson serves on the boards of Alesco Financial, Inc., a structured finance REIT; American Campus Communities, a student housing REIT; Desert Capital REIT, Inc. (“DCR”) an unlisted, public mortgage REIT; and Medical Properties Trust, a hospital/healthcare REIT, and has other private interests.  Mr Dawson currently serves as the Chief Financial Officer of DCR and the Managing Director of Sandstone Equity Investors, LLC, the outside advisor for DCR.  Mr. Dawson holds a degree in business from Texas A&M University, where he serves on the Real Estate Council of the Mays Graduate School of Business.   Age 50.

Philip Taggart - Mr. Taggart has been a trust manager or director of AmREIT or our predecessor corporation since 2000.  Mr. Taggart has specialized in investor relations activities since 1964 and is the President and Chief Executive Officer of Taggart Financial Group, Inc.  He is the co-author of the book “Taking Your Company Public”, and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years.  Mr. Taggart serves on the boards of International Expert Systems, Inc. and served on the board of the Foundation of Texas State Technical College for 10 years.  A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston.  Age 77.

H. L. “Hank” Rush, Jr. – Mr. Rush has been a trust manager of AmREIT since 2006. Mr. Rush presently serves as Executive Vice President and Chief Operating Officer, and a member of the  Compensation Committee of the Board of Directors of PropertyInfo Corporation, a wholly owned subsidiary of Stewart Information Services Corp..   This corporation  provides real estate information and online software tools for the title, realtor, lender, builder/developer and government sectors of the real estate industry.   He has over 20 years of senior executive and start-up management experience in IT development and outsourcing, residential and commercial construction and energy. For 10 years prior to joining PropertyInfo Corporation, Mr. Rush served as chairman and co-founder of EC Power, Inc., an internet transaction services company. In addition, he founded and served for eight years as President and Chief Executive Officer of a high-end residential construction company in Houston and served as a senior executive with BMC Software, Inc., where he managed the initial phase of BMC's new headquarters land acquisition and construction. Texas Eastern Corp., now a part of Duke Energy, was his professional home for almost 17 years prior to his move to BMC. Age 56.

The governance committee will consider trust manager candidates nominated by shareholders.  Recommendations, including the nominee’s name and an explanation of the nominee’s qualifications should be sent to Robert Cartwright, Governance and Nominating Committee Chairman, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.  The procedure for nominating a person for election as a trust manager is described under “Shareholder Nominees” on page 8.

Our board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

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Meetings and Committees of the Board of Trust Managers

General.  During the fiscal year ended December 31, 2007, our board of trust managers held four regular quarterly meetings and seven special meetings. Each of the trust managers attended all meetings held by our board of trust managers and all meetings of each committee of our board of trust managers on which such trust managers served during the fiscal year ended December 31, 2007.  Four of our five trust managers were in attendance at our annual shareholders’ meeting in May 2007.  Our board of trust managers has an audit committee, compensation committee, pricing committee, and nominating and corporate governance committee.

Name	Executive Committee	Pricing Committee	Audit Committee	Compensation	Nominating and Corporate Governance
H. Kerr Taylor*	x	x
Robert S. Cartwright, Jr.			x	x	x
G. Steven Dawson		x	x	x	x
Philip Taggart			x	x	x
H. L. “Hank” Rush, Jr.			x	x	x

*   Chairman of the Board

Pricing Committee.  The pricing committee is authorized to exercise all the powers of the board of trust managers in connection with the offering, issuance and sale of our securities. The pricing committee did not meet during 2007.

Audit Committee.  Our audit committee consists of Mr. Dawson (chairman), Mr. Cartwright, Mr. Taggart, and Mr. Rush.   Our audit committee met five times during the fiscal year ended December 31, 2007.  Our audit committee is comprised entirely of trust managers who meet the independence and financial literacy requirements of the American Stock Exchange (AMEX) listing standards as well as the standards established under the Sarbanes-Oxley Act of 2002.  In addition, our board has determined that Mr. Dawson qualifies as an “audit committee financial expert” as defined in SEC rules.  Our audit committee operates under its charter, which is available on our website at www.amreit.com.  Our audit committee’s responsibilities include preparing the audit committee report for inclusion in the annual proxy statement, reviewing the audit committee charter and the audit committee’s performance, providing assistance to our board in fulfilling its responsibilities with respect to oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications, performance and independence, and the performance of our outsourced internal audit function.  In accordance with its charter, the audit committee has sole authority to appoint and replace the independent auditors, who report directly to the committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services they may provide to us.  In addition, our audit committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to our audit and internal controls and approves all related party transactions.  The audit committee also oversees investigations into complaints concerning financial matters.  Our audit committee holds separate executive sessions, outside the presence of senior management, with our independent auditors.

Compensation Committee.  Our compensation committee consists of Mr. Taggart (chairman), Mr. Dawson, Mr. Cartwright, and Mr. Rush.  Our compensation committee is comprised entirely of trust managers who meet the independence requirements of the AMEX listing standards. Our compensation committee operates under its charter, which is available on our website at www.amreit.com.  The compensation committee’s responsibilities include establishing our general compensation philosophy, overseeing our compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of our chief executive officer in light of these criteria and establishing our chief executive officer’s compensation level based on such evaluation, evaluating the performance of the other executive officers and their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies respecting such matters for employees.   The compensation committee prepares the Compensation Committee Report, which among other things includes the Compensation Discussion and Analysis, prepared by management, for inclusion in the Annual Report.  The compensation committee met two times during the fiscal year ended December 31, 2007.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee consists of Mr. Cartwright (chairman), Mr. Dawson, Mr. Rush, and Mr. Taggart.  Our nominating and corporate governance committee operates under its charter, which is available on our website at www.amreit.com.  The committee’s duties include adopting criteria for recommending candidates for election or re-election to our board and its committees, retaining consultants or advisors to assist in the identification or evaluation of prospective trust managers, considering issues and making recommendations regarding the size and composition of our board.  The committee will also consider nominees for trust manager suggested by shareholders in written submissions to Mr. Cartwright, our committee chairman.  The nominating and corporate governance committee did not meet during the fiscal year ended December 31, 2007.

GOVERNANCE OF THE COMPANY

Board of Trust Managers

Pursuant to our declaration of trust and our bylaws, our business, property and affairs are managed under the direction of our board of trust managers. Members of our board are kept informed of our business through discussions with the chairman of the board and our officers, by reviewing materials provided to them and by participating in meetings of our board and its committees.  Board members have complete access to the Company’s management team and the independent auditors.  Our board and each of the key committees—pricing, audit, compensation, nominating and corporate governance—also have authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.  Our Corporate Governance Guidelines require that a majority of the trust managers be independent within the meaning of the AMEX standards.

Statement on Corporate Governance

We are dedicated to establishing and maintaining the highest standards of corporate governance.  The board has implemented many corporate governance measures designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders.  The major measures approved by the board, through the adoption of a Code of Business Conduct and Ethics and Corporate Governance Guidelines and enacted by us include:

•	prohibiting the re-pricing of options under our incentive plan;

•	increasing the overall independence of our board and its committees;

•	scheduling executive sessions of the non-management trust managers on a regular basis;

•	conducting annual evaluations of our board, the Committees and individual trust managers;

•	establishing share ownership guidelines for our senior officers and trust managers;

•	requesting trust managers to visit properties every year;

•	limiting members of our audit committee to service on not more than three other public company audit committees without prior board approval;

•	adopting a pre-approval policy for audit and non-audit services;

•	limiting the CEO’s service to not more than three other public company boards;

•	reviewing and revising the existing audit committee charter; and

•	adopting formal charters for our board committees.

Executive Sessions.  Pursuant to the our Corporate Governance Guidelines, our non-management trust managers are required to meet in separate executive sessions at least three times a year.  Our non-management trust managers met in executive sessions four times during the year ended December 31, 2007.  These trust managers may invite the chief executive officer or others, as they deem appropriate, to attend a portion of these sessions.

Contacting the Board.  Our board welcomes your questions and comments.  If you would like to communicate directly with our board, or if you have a concern related to our business ethics or conduct, financial statements, accounting practices or internal controls, then you may submit your correspondence to the chairman of our audit committee at our principal executive office.

Code of Business Conduct and Ethics.  Our board has adopted a Code of Business Conduct and Ethics that applies to all trust managers, officers and employees, including our principal executive officer, principal financial officers and principal accounting officers.  The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; and to promote compliance with all applicable rules and regulations that apply to the Company and our officers and trust managers.  If our board amends any provisions of the Code of Business Conduct and Ethics that apply to our chief executive officer or senior financial officers or grants a waiver in favor of any such persons, it will promptly publish the text of the amendment or the specifics of the waiver on its website.

As you may be aware, there has been a dramatic and continuing evolution of ideas about sound corporate governance.  We intend to continue to act promptly to incorporate not only the actual requirements of rules adopted but additional voluntary measures we deem appropriate.  Charters for our board committees and our Corporate Governance Guidelines and Code of Business Conduct and Ethics may be viewed on our website at www.amreit.com under the Investor section.  In addition, we will mail copies of our Corporate Governance Guidelines to shareholders upon their request.

Trust Manager Nomination Procedures

Trust Manager Qualifications.  Our nominating committee has established policies for the desired attributes of our board as a whole.  The board seeks to ensure that a majority of its members are independent within AMEX listing standards.  Each trust manager generally may not serve as a member of more than six other public company boards.  Each member of our board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, maintain high performance standards, and must be committed to representing our long-term interests.  Above all, we look to people who possess high character, competence, communication skills and the ability to engender chemistry among peers.  In addition, trust managers must be committed to devoting the time and effort necessary to be responsible and productive members of our board.  Our board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

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Identifying and Evaluating Nominees.  Our nominating committee regularly assesses the appropriate number of trust managers comprising our board, and whether any vacancies on our board are expected due to retirement or otherwise.  The nominating committee may consider those factors it deems appropriate in evaluating trust manager candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to us, experience and skill relative to other board members, and specialized knowledge or experience.  Depending upon the current needs of our board, certain factors may be weighed more or less heavily by the nominating committee.  In considering candidates for our board, the nominating committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements established by our nominating committee, does not have any specific minimum qualifications that must be met by a nominee.  The nominating committee considers candidates for the board from any reasonable source, including current board members, shareholders, professional search firms or other persons.  The nominating committee does not evaluate candidates differently based on who has made the recommendation.  The nominating committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

Shareholder Nominees.  Our bylaws permit shareholders to nominate trust managers for consideration at an annual meeting of shareholders.  The nominating committee will consider properly submitted shareholder nominees for election to our board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances.  Such nominations may be made by a shareholder entitled to vote who delivers written notice along with the additional information and materials required by the bylaws to the corporate secretary not later than the close of business on the 70th day, and not earlier than the close of business on the 90th day, prior to the anniversary of the preceding year’s annual meeting.  For our annual meeting in the year 2008, the secretary must receive this notice after the close of business on March 1, 2009, and prior to the close of business on March 22, 2009.  You can obtain a copy of the full text of the bylaw provision by contacting the Secretary of AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

Any shareholder nominations proposed for consideration by the nominating committee should include the nominee’s name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for board service as set forth under “Trust Manager Qualifications.” The nominee’s written consent to the nomination should also be included with the nomination submission, which should be addressed to: AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attn:  Chief Financial Officer and Secretary.

Independence of Trust Managers

Pursuant to our Corporate Governance Guidelines, which require that a majority of our trust managers be independent within the meaning of AMEX corporate governance standards, our board undertook a review of the independence of trust managers nominated for election at the meeting. During this review, our board considered any transactions and relationships during the prior year between us and each trust manager or any member of his or her immediate family, of which there were none. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trust manager is independent.

As a result of this review, our board affirmatively determined that all the trust managers nominated for election at the 2008 annual meeting are independent with the exception of Mr. Taylor.

Trust Manager Compensation Table

The following table provides compensation information for the one year period ended December 31, 2007 for each non-officer member of our board of trust managers.

Trust Manager Compensation for the Year Ended December 31, 2007

Name	Fees Earned or Paid in Cash (1) ($)	Share Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

G. Steven Dawson	$23,000	$47,118	$-	$-	$-	$-	$70,118
Robert Cartwright	21,000	30,328	-	-	-	-	48,828
Philip Taggart	28,500	24,729	-	-	-	-	46,229
H. L. “Hank” Rush, Jr.	30,000	11,223	-	-	-	-	41,223

___________________________

(1)
Each non-employee trust manager received an annual retainer fee of $12,000.  Additionally, each non-employee trust manager received fees for attending meeting and committee meetings as follows:  $1,000 for each board meeting attended in person, $1,000 for each audit committee meeting attended in person, $1,000 for each compensation, governance or pricing committee meetings, and $1,000 for each board or committee meeting attended via teleconference. The audit committee chairman received $5,000.  The chairman for all other committees received $3,000.  Each non-employee trust manager can elect to defer up to $10,000 of cash compensation into restricted shares with a 25% premium ($10,000 of cash deferred into $12,500 in shares).  The restricted shares vest 33% on the date of grant and equally on each of the next two anniversaries.

(2)
Each non-employee trust manager received an award of 2,000 restricted shares that vest 33% on the date of grant and equally on each of the next two anniversaries.  Additionally, the Lead Independent Trust Manager receives an additional award of 2,000 restricted shares that vest the same way.  The amounts reflected in the table above reflects the value of the restricted share awards that vested during 2007.

Compensation Committee Interlocks and Insider Participation

During our 2007 fiscal year, all of our independent trust managers served on the compensation committee:  Mr. Taggart (Chair), Mr. Dawson, Mr. Cartwright and Mr. Rush.  Mr. Taylor is our only executive officer who is a member of our board of trust managers.  No member of board of trust managers has any interlocking relationship involving our company that requires disclosure under the executive compensation rules of the SEC.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of April 2, 2008 by (1) each person known by us to own beneficially more than 5% of our outstanding class A common shares, (2) all current trust managers, (3) each current named executive officer, and (4) all current trust managers and current named executive officers as a group.  The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of June 2, 2008 (60 days after April 2, 2008) through the exercise of any share option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.

Name	Amount and Nature of Beneficial Ownership	Percent of Voting Common shares
H. Kerr Taylor – Chairman, President & CEO	1,136,333	5.41%
Robert S. Cartwright – Trust Manager	33,291	*
G. Steven Dawson – Trust Manager	32,710	*
Philip Taggart – Trust Manager	22,374	*
H. L. “Hank” Rush, Jr. – Trust Manager	7,400	*
Chad C. Braun – Secretary, CFO and Executive VP	87,949	*
All trust managers and executive officers as a group (6)	1,320,057	6.28%
All other employees combined (40)	349,507	1.66%
All trust managers, executive officers, and employees as a group (46)	1,669,564	7.94%

* Less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC.  Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.  Based solely upon a review of the reports furnished to us, or filed by us, with respect to fiscal 2007, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied.

EXECUTIVE OFFICERS AND MANAGEMENT
The following table sets forth our executive officers and management.

Name	Age	Principal Occupation
H. Kerr Taylor *	57	President and CEO
Chad C. Braun *	36	EVP & CFO
Tenel H. Tayar	38	Senior Vice President & CIO
Charles Scoville	48	Managing VP & Director of Leasing/Property Management
Brett Treadwell	38	Managing VP – Finance & Chief Accounting Officer
______________________________
* - Indicates our Executive Officers

Business Experience

H. Kerr Taylor.    As founder, Chairman of our Board and Chief Executive Officer, Mr. Taylor is responsible for overseeing the building of our fine team of professionals, cultivating our culture, directing our strategic initiatives and expanding our investor and partner relationships.  Since founding AmREIT in 1985, Mr. Taylor has led the growth of our team from three to more than 70 professionals, has grown our property portfolio to over $1 billion of Irreplaceable CornersTM, and has increased our investor base to more than 6,000 shareholders and partners.

Education
▪	Bachelor of Arts degree from Trinity University
▪	Masters of Business Administration from Southern Methodist University
▪	Doctor of Jurisprudence from South Texas College of Law
▪	Post baccalaureate studies at the College of Biblical Studies and Harvard University

Industry Commitments
▪	Board member of Houston’s Uptown District
▪	Past board member of Park National Bank (now Frost Bank)
▪	Lifetime member of the International Council of Shopping Centers
▪	Member, Urban Land Institute
▪	Member, Texas Bar Association

Community Commitments
▪	Chairman of the Board of Pathways for Little Feet
▪	Past Chairman of the Board of LifeHouse of Houston
▪	Past Co-Chairman of the Board of Millennium Relief and Development, Inc.
▪	Elder of First Presbyterian Church and Chairman of its Strategic Planning Committee

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Chad C. Braun.  As our Executive Vice President and Chief Financial Officer, and President of AmREIT Securities Company, Mr. Braun is responsible for leading the corporate finance and accounting team as well as our advisory group.  Mr. Braun joined us in 1999, and has helped lead our growth from $100 million in assets to approximately $1 billion in real estate assets.  Prior to joining us in 1999, Mr. Braun served as a manager in the real estate advisory services group at Ernst & Young, LLP where he provided extensive consulting and audit services to a number of Real Estate Investment Trusts, private real estate companies and other Fortune 500 companies.  Mr. Braun is one of our two executive officers.
Education
▪	Bachelor of Business Administration degree in accounting and in finance from Hardin-Simmons University
▪	Certified Public Accountant in the State of Texas
▪	Series 63, 7 licenses and the Series 24 principal license and the Series 27 financial principal license

Industry Commitments
▪	Member, National Association of Real Estate Investment Trusts
▪	Member, Texas Society of Certified Public Accountants
▪	Member, Investment Program Association

Community Commitments
▪	Member, Metropolitan Baptist Church in Houston, Texas

Tenel Tayar.   Mr. Tayar serves as our Senior Vice President and Chief Investment Officer.  Mr. Tayar has been with AmREIT since January 2003 and leads the team that is responsible for creating and executing the investment strategy for AmREIT and its advisory funds.  Under Mr. Tayar’s leadership, this team has sourced, negotiated and closed over $700 million in real estate transactions while at AmREIT.  Mr. Tayar has 16 years of real estate experience.  Prior to joining AmREIT, he served as the director of finance at The Woodlands Operating Company where he directed dispositions, construction financing and permanent financing for office, retail, industrial, land and multi-family properties, resulting in over $300 million in real estate transactions.

Education
▪	Bachelor of Business Administration in finance from the University of Texas at Austin
▪	Masters of Business Administration from Southern Methodist University

Industry Commitments
▪	Member of the International Council of Shopping Centers
▪	Member of the Urban Land Institute
▪	Licensed Texas Real Estate Broker

Charles Scoville.  Mr. Scoville serves as our Managing Vice President and Director of Leasing and Property Management.  Mr. Scoville leads the leasing and property management team for AmREIT’s property and advisory portfolio.  In that capacity, he supervises a team of 10 leasing and property management professionals who are dedicated to enhancing the value of AmREIT properties on a daily basis.  Prior to joining AmREIT in 2007, Mr. Scoville was vice president of leasing for the Southwest Region of New Plan Excel Realty Trust, one of the nation’s largest retail REITs.  In that capacity, he was responsible for all leasing activities for a portfolio of over 100 shopping centers in seven states.  Mr. Scoville began his commercial real estate career in 1980 as a project leasing agent for a Texas-based shopping center development firm.  Since then, he has been active in the industry in various roles including acquisitions, dispositions, development, and property management in addition to leasing.
Education
▪	Bachelor of Business Administration with a concentration in real estate from Southern Methodist University

Industry Commitments
▪	Active member of the International Council of Shopping Centers
▪	Certified Shopping Center Manager (CSM) since 1992
▪	Licensed Texas Real Estate Broker since 1980

Community Commitments
▪	Member of the Clear Lake Shores Economic Development Commission Advisory Committee

Brett P. Treadwell.  Mr. Treadwell serves as our Managing Vice president of Finance and Chief Accounting Officer. Mr. Treadwell is responsible for leading AmREIT's financial reporting team as well as assisting in the setting and execution of AmREIT's strategic financial initiatives. He oversees our filings with the Securities & Exchange Commission, our periodic internal reporting to management and our compliance with the Sarbanes-Oxley Act of 2002.  Mr. Treadwell has over 17 years of accounting, financial, and SEC reporting experience and prior to joining us in 2004, he served as a senior manager with Arthur Andersen LLP and most recently with PricewaterhouseCoopers, LLP. He has provided extensive audit services, regularly dealt with both debt and equity offerings for publicly traded and privately owned clients in various industries and has strong experience with SEC reporting and registration statements and offerings.

Education
▪	Mr. Treadwell graduated Magna Cum Laude from Baylor University with a Bachelor of Business Administration and subsequently earned the CPA designation.

Industry Commitments
▪	Member, National Association of Real Estate Investment Trusts
▪	Member, Texas Society of Certified Public Accountants.

Community Commitments
▪	Member, Chapelwood United Methodist Church
▪	Member, Audit Committee of Ronald McDonald House
▪	Volunteer, Child Advocates of Houston
▪	Advisory Board Member - Baylor Business Network of Houston

~7~

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The compensation committee (for purposes of this analysis, the “Committee”) of our board has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy.  The Committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive.  Generally, the types of compensation and benefits provided to members of the executive leadership team, including the named executive officers, are similar to those provided to other executive officers.  Throughout this proxy statement, the individuals who served as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer during fiscal 2007, are referred to as the “named executive officers.”

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by us, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals and back-end interests in our advisory funds.

Role of Executive Officers in Compensation Decisions

The Committee makes the compensation decisions for our President and Chief Executive Officer and establishes the general parameters within which the Chief Executive Officer establishes the compensation for our other executive officers and management team, including our Chief Financial Officer.  The Committee also approves recommendations regarding equity awards to all of our other officers and employees.

H. Kerr Taylor, our President and Chief Executive Officer, annually reviews the performance of our other executive officers.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended adjustment or award.  The Committee reviews the performance of our named executive officers.

Peer Groups for Executive Compensation Purposes

The Committee used the 2007 NAREIT Compensation and Benefits Survey (the “NAREIT Survey”) to assist it in considering compensation for executive officers.  The Committee relied on the NAREIT Survey to provide it with relevant market data to consider when making compensation decisions for our executive officers.  The information provided from the various REITs was based on 2006 compensation data, which was the most recent available data.

~8~

For executive compensation purposes, we compare our compensation programs to the compensation programs of our retail and size-based REIT peer group.  The following REITs comprised our REIT peer group:

Acadia Realty Trust	Kite Realty Group Trust
Cedar Shopping Centers, Inc.	Ramco-Gershenson Properties Trust
Developers Diversified Realty Corporation	Regency Centers Corporation
Equity One, Inc.	Saul Centers, Inc.
Federal Realty Investment Trust	Urstadt Biddle Properties Inc.
Inland Real Estate Corporation	Weingarten Realty Trust
Kimco Realty Corporation

The REIT peer group had total capitalization ranging from approximately $693 million to $16.6 billion, with a median of $2.5 billion. Our total capitalization at that time was $625 million, including $285 million of total capitalization in our managed funds through our asset advisory group.

The two most prevalent performance metrics applied to public real estate companies are total shareholder return (TSR) and funds from operations (FFO).  We compared our TSR and FFO per share growth to those of the REITs in our peer group.  The median TSR for our REIT peer group (through December 31, 2007) was -21.43%.  Our TSR for the same period was -8.04%.  The median FFO per share growth for our peer group was 7.35%.  Our FFO per share growth was -56%.

Total Compensation

Target levels for our named executive officers are set at the percentile of compensation paid to similarly situated executives in our peer groups.  Our 2007 target total compensation is comprised of the following components:

•	base salary: 42% of target total compensation
•	cash incentives: 24% of target total compensation
•	equity incentives: 34% of target total compensation

Annual Cash Compensation

In order to stay competitive with other REITs in our peer group, we pay our named executive officers commensurate with their experience and responsibilities.  Cash compensation is divided between base salary and cash incentives.

Base Salary.  Each of our named executive officers receives a base salary to compensate him for services performed during the year.  When determining the base salary for each of our named executive officers, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by the NAREIT Survey, the performance of the executive officer and the experience of the executive officer in his position.  The base salaries of our named executive officers are established by the terms of their employment agreements.  The named executive officers are eligible for annual increases in their base salaries as determined by the Committee.  Because the Company did not perform as expected and the named executive officers were unable to achieve 100% of each of their objectives, the CEO was not awarded any increase to base salary for 2008, and the CFO was awarded a 6% increase as a market adjustment for 2008.  The Committee felt that a decline in base salary was not appropriate in light of the other significant accomplishments that were made during 2007.  The base salaries paid to our named executive officers in 2007 are set forth below in the “Executive Compensation -- Summary Compensation Table.”

~9~

Annual Non-Equity Compensation.  The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus.  These annual bonuses are primarily based upon company performance objectives.  This practice is consistent with our compensation objective of supporting a performance-based environment.  Each year, the Committee sets for the named executive officers the threshold target and maximum bonus that may be awarded to those officers if the threshold goals are achieved.  For 2007, the Committee established the following goals for our Chief Executive Officer:

Goal	% of Company Goal	% Attained
Increase FFO	60%	0%
Capital raised for advisory business	20%	40%
Build and retain management team	10%	85%
Grow Irreplaceable Corner portfolio	10%	0%

For our Chief Financial Officer, 2007 performance was based 70% on company-wide performance and 30% on the achievement of goals for which the executive was responsible.  Mr. Braun attained 12% of the company-wide performance goal and 40% of his personal goals.  Based upon the named executives officers’ achievements, the Committee awarded the Chief Executive Officer $41,250, which was 17% of his potential bonus and the Chief Financial Officer $44,056, which was 23% of his potential bonus.  The Committee makes an annual determination as to the appropriate split between company-wide and executive specific goals based on its assessment of the appropriate balance.

Long-Term Incentive Compensation.  We award long-term equity incentive grants to our named executive officers as part of our overall compensation package.  These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our shareholders.  When determining the amount of long-term equity incentive awards to be granted to our named executive officers, the Committee considered, among other things, the following factors:  our business performance, the responsibilities and performance of the executive, our share price performance, and other market factors, including the data provided by the NAREIT Survey.

We compensate our named executive officers for long-term service to the Company and for sustained increases in our share performances, through grants of restricted shares that vest evenly over four years for the CEO and that vest 70% in the fifth year and 15% in each of the sixth and seventh years for the CFO.  The aggregate value of the long-term incentive compensation granted is based on established goals of our relative and absolute FFO and TSR growth.  The Committee decided that during periods of truly outstanding performance, the ceiling on total annual stock rewards for management should be set at 2.5% of the shares outstanding.  Because these grants are part of an annual compensation program designed to establish our total compensation, equity grants from prior years were not considered when setting our 2007 grants.

The Committee determines the number of restricted shares and the period and conditions for vesting.  Based on the recommendation of the Chief Executive Officer, the Committee did not award any equity compensation to its named executive officers, nor were any members of the management team awarded equity compensation, for 2007.  Mr. Taylor and the entire management team believes that based upon the company’s inability in 2007 to make acquisitions, raise the budgeted capital in the advisory group, and increase FFO as budgeted, no employee should receive any equity compensation for 2007.

The Committee commended management for their willingness to align their interests with shareholders and accepted their recommendations.  Information regarding restricted shares granted to our named executive officers can be found below under “Grants of Plan Based Awards.”

Participation in Back-End Interests of Partnerships.  Under the Committee’s compensation plan, the Chief Executive Officer received in 2007 a general partner interest equaling 22.5% of the economic interest in the advisor of REITPlus, Inc., as and if it is received by the Company.  The Chief Executive Officer will then be required to take 70% of such economic interest and acquire company shares in the open market.  Such shares must be purchased or exchanged for Company issued shares within 12-months of receipt of cash.  The Chief Executive Officer must be an employee at the time the applicable general partner receives its liquidation interest in the partnership in order to have the right to this compensation.  Additionally, 10% of the economic interest in the advisor of REITPlus, Inc., as and if it is received by us, has been contributed to a pool to be awarded to senior management.  Of this, the CFO has been awarded a total of 3.5% of the economic interest in the advisor of REITPlus, Inc..  The named executive officers, including our Chief Executive Officer, did not receive any payments in 2007 in connection with their ownership of back-end interests in this or the general partner of any previously awarded partnerships.

Perquisites and Other Personal Benefits.  We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

We maintain a 401(k) retirement savings plan for all of our employees on the same basis.  Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into employment agreements with our named executive officers, which provide severance payments under specified conditions within one year following a change in control.  These severance agreements are described below under “Employment Agreements.”  We believe these agreements help us to retain executives who are essential to our long-term success.

~10~

Other Compensation Policies

Equity Grant Practices.  All equity-based compensation awards are made under our 2006 Incentive and Long Term Compensation Plan, which our shareholders approved.  Our equity awards are determined and granted in the first quarter of each year, at the same time as management and the compensation committee conclude their evaluation of the performance of our senior executives as a group and each executive individually.  In addition and from time to time, additional equity awards may be granted in connection with new hires or promotions.  We have never granted options.

Employment, Severance and Change of Control Agreements.  We do, from time to time, enter into employment agreements with some of our senior executive officers, which we negotiate on a case-by-case basis in connection with a new employment arrangement or a new agreement governing an existing employment arrangement.  Otherwise, our senior executive and other employees serve "at will."  Except as may be provided in these employment agreements or pursuant to our compensation plans generally, we have not entered into any separate severance or change of control agreements.  For those of our senior executives who have employment agreements, these agreements generally provide for a severance payment for termination by us ‘without cause’ or by the executive with ‘good reason’ (each as defined in the applicable employment agreement and further described below under – "Employment Agreements") and change of control payments if employment is terminated following a change of control (as defined in the applicable employment agreement and further described below under – “Employment Agreements”) in the range of one to two times the applicable executive's annual salary and bonus.  In addition, the employment agreements generally provide that equity grants will vest automatically on a change of control.  These change of control arrangements are designed to compensate management in the event of a fundamental change in the company, their employer, and to provide an incentive to these executives to continue with us at least through such time.  A more complete description of employment agreements, severance and change of control arrangements pertaining to named executive officers is set forth under "Employment Agreements."

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers.  However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by our shareholders is not subject to section 162(m).  We have such a plan and may utilize it to mitigate the potential impact of section 162(m).  We did not pay any compensation during 2007 that would be subject to section 162(m).  We believe that, because we qualify as a REIT under the Internal Revenue Code and therefore are not subject to federal income taxes on our income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect our net income.  However, to the extent that compensation does not qualify for deduction under section 162(m) or under our short term incentive plan approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital.  We do not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder.  For these reasons, the compensation committee's compensation policy and practices are not directly governed by section 162(m).

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Philip Taggart, Chairman
Robert Cartwright, Jr.
Steven Dawson
H. L. “Hank” Rush, Jr.

~11~

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the one-year periods ended December 31, 2007, December 31, 2006 and December 31, 2005.

Summary Compensation Table

Name	Year	Salary	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (1) ($)	Change in Pension Value and Preferential Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
H. Kerr Taylor	2007	$350,000	$-	$-	$-	$41,250	$-	$18,810	$410,060
	2006	350,000	-	279,356		157,500		23,705	810,561
	2005	350,000		248,200		161,000		15,467	774,667

Chad C. Braun	2007	185,500	-	-	-	44,056	-	10,761	240,317
	2006	175,000	-	132,663	-	107,188	-	9,920	424,771
	2005	158,000		132,965		101,184		9,046	401,195
_________________________

(1) (2)
Non-Equity Incentive Plan Compensation represents the portion of the named executive’s incentive compensation that is paid in cash.  These annual incentives are primarily based upon company performance objectives.
All Other Compensation includes amounts paid on behalf of each named executive for employer matching contributions to the tax qualified 401(k) plan and insurance premiums paid as part of the employer sponsored group benefit plans such as medical, dental, group life, and disability insurance, offered by us to our associates.

Employment Agreements

As of December 31, 2007, we had entered into employment agreements with each of our executive officers (Mr. Taylor and Mr. Braun) and certain of our management team (Mr. Tayar, Mr. Thailing, Mr. Cunningham, and Mr. Scoville) that provide that during the term of the respective agreements, that executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs.  The employment agreements provide that each executive receive a base salary, is eligible to participate in our annual cash and share incentive awards as provided for in our ‘pay for performance’ incentive plans as approved by our compensation committee, and to participate in all other employee benefit programs (such as medical insurance and 401K plan), which are applicable to all our employees.

Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be subject to a 12 month non-competition agreement and entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time.  Additionally, each employment agreement provides that he may terminate the agreement for “good reason”, which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.

The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined below), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
a cash payment equal to one times executive’s annual base salary and one times the executive’s annual bonus, computed on the average of the last three years bonus received by the executive, payable in equal monthly installments over 12 months;

•	all unvested restricted shares and equity interests will immediately vest; and

•	health and medical benefits shall continue for a period of one year.

For purposes of the employment agreements, ‘cause’ has the following definition and meaning:

(A)	continued failure by executive (other than for reason of mental or physical illness), after notice by us, to perform his duties;

(B)           misconduct in the performance of executive’s duties;

(C)	any act by executive of fraud or dishonesty with respect to any aspect of the company's business including, but not limited to, falsification of records;

(D)           conviction of executive of a felony (or a plea of nolo contendere with respect thereto);

(E)           acceptance by executive of employment with another employer; or

(F)           executive’s breach of Sections 8, 9, 10 or 11 of the employment agreement.

For purposes of the employment agreements, ‘good reason’ has the following definition and meaning:

(A)
a reduction by us, without executive’s consent, in executive’s position, duties, responsibilities or status with the company that represents a substantial adverse change from his position, duties, responsibilities or status, but specifically excluding any action in connection with the termination of executive’s employment for death, disability, Cause (as defined herein) or by executive for normal retirement; provided, however, that the Company (i) hiring or promoting of one or more new or existing employees to whom executive may report or (ii) otherwise undertaking an internal reorganization that results in executive reporting to a new or different person shall not be considered “Good Reason”;

(B)
our requiring, as a condition of employment, executive to relocate his employment more than fifty (50) miles from the location of his principal office on the date of the employment agreement, without his consent;

(C)
any willful and material breach by us (or by the acquiring or successor business entity) of any material provision of the employment agreement or any other agreement between the Company or any of its subsidiaries and Executive that, in any case, is not cured within thirty (30) days of our receipt of written notice from executive of such breach; or

(D)	the failure by us to obtain the assumption of the employment agreement by any successor or assign of the company.

The employment agreements also provide for a “change of control” (as defined below) provision.  On the date of a “change of contro,l” all of executives unvested restricted shares and equity interest will immediately vest.  Additionally, if within a period beginning six months before, and ending 12 months after, the date of a “change of control,” the executive’s employment is terminated without cause or terminated for good reason, then the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
a cash payment equal to two times for Mr. Taylor, one and a half times for Mr. Braun and one times for Mr. Tayar, Mr. Thailing, Mr. Cunningham and Mr. Scoville, the executives’ annual base salary and annual bonus, computed on the average of the last three years bonus received by the executive, payable in equal monthly installments over twelve months; and

•	health and medical benefits shall continue for a period of one year.

For purposes of the employment agreement, a ‘change of control’ shall be deemed to have occurred at such time as:

(A)
any “person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our voting securities representing more than 50% of our outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries;  or

(B)
a plan of reorganization, merger, consolidation, sale of all or substantially all of our assets or similar transaction is approved or occurs or is effectuated pursuant to which we are is not the resulting or surviving entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated only upon receipt of all required regulatory approvals not including the lapse of any required waiting periods; or

(C)	a plan of liquidation of the company or an agreement for our sale or liquidation is approved and completed; or

(D)	the board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

Each employment agreement will expire on December 31, 2008 and will automatically renew for successive one-year periods unless either party gives written notice of non-renewal, which will be subject to the terms and conditions of the employment agreement.

Subsequent to December 31, 2007, Mr. Thailing voluntarily resigned his position with the Company.  As a result, his employment agreement terminated and no payments were made thereunder.

As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to any obligation under our employment contracts and any amounts accrued by us for the benefit of the named executives relating to any obligation under our employment contracts.  There have been no payments, nor have there been any amounts accrued as of December 31, 2007.

The following table quantifies compensation that would become payable under the employment agreements with Messrs. Taylor and Braun if the named executive’s employment had terminated on December 31, 2007, based on, where applicable, our closing share price on that date.  Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

~12~

Involuntary Termination Without Cause or Quit with Good Reason
Name and Principal Position	Salary(1)	Bonus(2)	Participation in Back-End Interests of Partnerships(3)	Continuation of Health Benefits(4)	Value of Unvested Restricted Stock Awards(5)	Total

H. Kerr Taylor President and Chief Executive Officer	$350,000	$216,666	$1,618,720	$13,145	$662,944	$2,861,475

Chad C. Braun Executive Vice President and Chief Financial Officer	185,500	143,107	$178,569	13,145	386,496	906,817

(1)	Amount equal to one times annual base salary.

(2)	Amount equal to one times the average of the last three years’ bonuses.

(3)
Calculated assuming  that the underlying partnerships are liquidated in the next 12 months at their estimated fair values, as estimated by management in the absence of readily ascertainable market values, that distributions are made to the respective general partners in accordance with the provisions of the limited partnership agreements, and that distributions are then made to the executive officers based on their percentage participation in such back-end interests.

(4)	Benefits amounts include the cost of continued medical and dental coverage to the executive, spouse and dependents for one year.

(5)	The value of the restricted stock is based on our December 29, 2007 closing stock price of $7.16 per share.

Involuntary Termination or Quit with Good Reason Following a Change in Control
Name and Principal Position	Salary(1)	Bonus(2)	Participation in Back-End Interests of Partnerships(3)	Continuation of Health Benefits(4)	Value of Unvested Restricted Stock Awards(5)	Total

H. Kerr Taylor President and Chief Executive Officer	$700,000	$433,332	$1,618,720	$13,145	$662,944	$3,428,141

Chad C. Braun Executive Vice President and Chief Financial Officer	278,250	214,660	178,569	13,145	386,496	1,071,120

(1)	Amount equal to two time annual base salary for Mr. Taylor and one and one-half times annual base salary for Mr. Braun.

(2)	Amount equal to two times the average of the last three years’ bonuses for Mr. Taylor and one and one-half times the average of the last three years’ bonuses for Mr. Braun.

(3)
Calculated assuming that the underlying partnerships are liquidated in the next 12 months at their estimated fair values, as estimated by management in the absence of readily ascertainable market values, that distributions are made to the respective general partners in accordance with the provisions of the limited partnership agreements and that distributions are then made to the executive officers based on their percentage participation in such back-end interests.

(4)	Benefits amounts include the cost of continued medical and dental coverage to the executive, spouse and dependents for one year.

(5)	The value of the restricted stock is based on our December 29, 2007 closing stock price of $7.16 per share.

~13~

The following table includes information concerning grants of plan based awares for the one-year period ended December 31, 2007.

Grants of Plan-Based Awards

								All
								Other	All Other			Grant
								Share	Option			Date
								Awards:	Awards:	Exercise	Close	Fair
		Estimated Possible Payments			Estimated Possible Payouts			Number	Number of	or Base	Price	Value
		Under Non-Equity Incentive			Under Equity Incentive			of	Securities	Price of	of Shares	of
		Plan Awards			Plan Awards			Shares	Underlying	Option	On Date	Share and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	of	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#) (1)	(#)	($/sh)	Grant	Awards
H. Kerr Taylor
	2/28/2007	-	-	-	-	-	-	7,960	-	$-	$8.48	$67,500
	2/28/2007	-	-	-	-	-	-	24,983	-	-	8.48	211,855

Chad C. Braun
	2/28/2007	-	-	-	-	-	-	5,417	-	$-	$8.48	$45,936
	2/28/2007	-	-	-	-	-	-	10,227	-	-	8.48	86,725
_______________
(1)
The number of restricted shares issued represents 30% of the cash incentive that is required to be deferred into restricted shares as well as the performance based long term restricted share grant.  Both grants were made on February 28, 2007 based on performance measurement and goals for 2006 that were established on February 27, 2006.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards, and all other share awards during 2007.  Estimated payouts under non-equity incentive plan awards include the target payout of the annual non-equity incentive awards established by the board for the named executive officers on February 27, 2006.  When the targets were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded.  Specific criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis – Annual Non-Equity Compensation”.  The annual incentive that was established in February 2007 was subsequently paid in February 2008 as set forth in the Summary Compensation Table.

Share awards granted to the CEO vest annually over four years beginning on the grant date for the deferred annual incentive and annually over four years, after one year, for the long term incentive compensation.  Share awards granted to the CFO vest annually over four years beginning on the grant date for the deferred annual incentive and 70% on the fifth anniversary of grant and 15% on the sixth and seventh anniversary of grant for the long term incentive compensation.

OUTSTANDING EQUITY AWARDS TABLE

The following table sets forth certain information with respect to the value of all shares previously awarded to the named executive officers as of December 31, 2007.  Our board has not previously granted options to our named executive officers.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)	Market Value of Shares that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
H. Kerr Taylor	-	-	-	-	-	92,590	$662,944	-	-

Chad C. Braun	-	-	-	-	-	53,980	386,496	-	-

_______________________

OPTIONS EXERCISED AND STOCK VESTED

The following table sets forth certain information with respect to the shares held by the named executive officers that vested during the year ended December 31, 2007.

Options Exercised and Stock Vested

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

H. Kerr Taylor	-	$-	22,042	$186,916

Chad C. Braun	-	-	5,919	50,193

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during 2007.

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AUDIT COMMITTEE REPORT

The audit committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our web site).  The board has determined that each committee member is independent within the meaning of the applicable AMEX listing standards currently in effect and as required by the Sarbanes-Oxley Act of 2002.  Management is responsible for the financial reporting process, including the preparation of the consolidated financial statements in accordance with GAAP and for the establishment and effectiveness of internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP.  The committee’s responsibility is to oversee and review this process.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurances as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.  We held five meetings during 2007.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and our independent registered public accounting firm, KPMG LLP.  We discussed with KPMG LLP the overall scope and plans of their audit.  We met with KPMG LLP, with and without management present, to discuss the results of their examinations.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and KPMG LLP. We also discussed with management and KPMG LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed with management our compliance as of December 31, 2007 with Section 404 of the Sarbanes-Oxley Act of 2002.

The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance.  The audit committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed their independence with the independent auditors.  When considering the independence of KPMG LLP, we considered whether their array of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including our Quarterly Reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG LLP.

Based on the foregoing review and discussions and relying thereon, we have recommended to our board of trust managers that the audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K.  This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This audit committee report is given by the following members of the audit committee:

G. Steven Dawson – Chairman,     Robert S. Cartwright, Jr.,     Philip Taggart,     H. L. “Hank” Rush, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Aggregate fees billed to us for the years ended December 31, 2007 and 2006 by our principal accounting firm, KPMG LLP, were as follows:

	2007	2006
Audit Fees	$303,500	$321,970
Audit Related Fees	$-0-	$28,715
Tax Fees	$-0-	$185,215
All Other Fees	$-0-	$-0-

Total Fees	$303,500	$535,900

Pre-Approval Policies

Our audit committee, pursuant to its exclusive authority, has reviewed and approved all of the fees described above for 2007. The audit committee has also adopted pre-approval policies for all other services KPMG LLP may perform for us. The pre-approval policies detail with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the pre-approval policies will require the further advance review and approval of the audit committee. The audit committee has delegated the authority to grant any such additional required approval to its chairman between meetings of the committee, provided that the chairman reports the details of the exercise of any such delegated authority at the next meeting of the audit committee.

SHAREHOLDER PROPOSALS

To be included in the proxy statement, any proposals of holders of shares intended to be presented at our annual meeting of shareholders to be held in 2008 must be received by us, addressed to Mr. Chad C. Braun, 8 Greenway Plaza, Suite 1000, Houston, Texas, 77046, no later than February 1, 2008 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

ANNUAL REPORT

We have provided without charge a copy of the annual report to shareholders for fiscal year 2007 to each person being solicited by this proxy statement.  Upon the request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to: H. Kerr Taylor, chairman of the board, chief executive officer and president at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, or by phone to 713-850-1400.

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